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                                                                    Exhibit 10.6

[CELLOMICS LOGO]


October 15, 1998


Lee Robert Johnston, Jr.
5364 Thunder Hill Road
Columbia, MD 21405

Dear Bob:

We are pleased to offer you the position of Vice President and Chief Financial Officer for Cellomics, Inc. This offer supercedes any other communication. This position is an officer of the corporation. In this capacity, you will be reporting to the CEO and will assume responsibility for:

         (a) All financial operations of the company including setting-up, where necessary, and supervision of budgeting process, accounting, finance, purchasing, treasury, contracts, legal, billing, MIS, human resources, facilities, risk management and investor relations;
         (b) Working with the CEO and other senior management in negotiating business deals with pharmaceutical companies and strategic business allies.
         (c) Working with CEO and other senior management in development of the business plans and strategies;
         (d) Developing financing options for company growth; and
         (e) Developing business projections and company valuations.

Your starting salary will be $14,333.00 per month, subject to annual increases as approved by the Board of Directors. In addition to your salary, you will be eligible to receive an annual performance bonus of up to 20 percent of your base salary, subject to the review and approval of the Board of Directors. The performance bonus will be based on attaining the following goals during your first year of employment:




                  635 William Pitt Way o Pittsburgh, PA 15238
                   Phone (412) 826-3600 o Fax (412) 826-3850

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         (a) Completing the signing of two alliances for High Throughput
             Screening and four alliances for High Content Screening, as well as the signing of at least one Cellomics(TM) Database alliance independent of the size of the alliances;
         (b) The signing of at least two strategic business alliances, with no limit on the financial value, to access enabling and/or broadening technologies/products that enhance the value of our product offerings;
         (c) The signing of at least one strategic corporate deal that yields either a strategic investment which has been approved by the board and/or R&D funding of at least $1M per year for three years; and
         (d) Meeting the mutually agreed-upon 1999 financial goals on time and on budget.

To the extent that the above goals are attained in part, a pro rata bonus will be paid. In subsequent years, the annual bonus will be subject to mutually agreed-upon goals.

In addition, your employment will include the standard benefits package available to all Cellomics full-time employees, including full coverage of company-paid health care (medical and dental), three weeks paid-time-off per year, paid holidays, and participation in the 401k retirement plan.

In connection with your employment, you will be granted an option to purchase 30,000 shares of Common Stock of the Company at an exercise price of $0.56 per share. Twenty-five percent (25%) of the shares subject to such option will vest on the anniversary date of the grant on an annual basis over four years from the date of grant. An additional option to purchase 5,000 shares of Common
Stock will be available as part of the performance bonus described above. Successful completion of the performance goals will result in the granting of an option to purchase these shares at an exercise price of $0.56. These additional shares will vest under the same terms as the original options starting with the date of hire.

Accelerated vesting: In the event of the change in control of Cellomics, all unvested options would vest on the date of change of control. If you are terminated without cause or by constructive termination, but not termination for cause, at least fifty percent (50%) of unvested options would vest on the date of termination. These accelerated vesting provisions are subject to board approval.

The Company is prepared to offer you assistance for relocation expenses realized to a maximum of $65,000.00 as outlined in the attachment to this letter (Cellomics Relocation Assistance Summary).

         Cellomics, Inc. o 635 William Pitt Way o Pittsburgh, PA 15238
                   Phone: (412) 826-3600 o Fax: (412)826-3850

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This offer is subject to submission of an I-9 form and satisfactory documentation with respect to your identification and right to work in the United States no later than three days after your employment begins.

As a Cellomics employee, you will be expected to abide by company rules and regulations. You will specifically be required to sign an acknowledgment that you have read and understand the company rules of conduct, which will be included in a handbook which the company will soon complete and distribute. You will be expected to sign and comply with a proprietary information and nondisclosure agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Cellomics, Inc. and nondisclosure of proprietary information.

As an employee, you may terminate your employment at any time and for any reason whatsoever with notice to Cellomics, Inc. We request that, in the event of resignation, you give the company at least two weeks notice. Similarly, Cellomics, Inc. may terminate your employment at anytime and for any reason whatsoever, with or without cause. Furthermore, this mutual termination of employment arrangement supercedes all our prior written and oral communication with you and can only be modified by written agreement signed by you and Cellomics, Inc. In the event your employment with the Company is terminated for any reason other than for cause*, you will receive salary continuation and benefits for a period of time ending on the earlier of six months from termination or until you begin other equivalent full time employment.

If you wish to accept employment with Cellomics, Inc. under the terms set out above, please sign and date this letter, and return it to me by October 19, 1998. If you accept our offer, we would like you to start on or before November 9, 1998.

I am personally enthusiastic about you joining Cellomics and helping to build an exciting company. I look forward to a favorable reply.


Sincerely,

/s/ D. Lansing Taylor
D. Lansing Taylor, Ph.D.
President and CEO


Enclosure(s)


         Cellomics, Inc. o 635 William Pitt Way o Pittsburgh, PA 15238
                  Phone: (412) 826-3600 o Fax: (412) 826-3850

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Accepted:

/s/ Lee Robert Johnston, Jr.
----------------------------------
Lee Robert Johnston, Jr.

            10/19/98
----------------------------------
Dated


*For purposes of this agreement, "for cause" means that you have: (1) refused or willfully failed to perform a material part of your obligations under this Agreement after written demand to perform such obligation and a period of twenty
(20) business days within which to substantially comply; (2) acted in a fraudulent or dishonest manner in your relations with Cellomics that has served to adversely and materially harm Cellomics; (3) committed larceny, embezzlement, conversion or any act involving the misappropriation of funds in the course of your performance of services under this agreement; or (4) been convicted of any crime involving an act of moral turpitude.

**For purposes of this agreement, "constructive termination" shall be limited to those circumstances where (i)(A) the Company creates or permits working conditions that a reasonable person in the Executive's position would deem intended to encourage or to force the Executive to resign or would consider professionally or personally demeaning, unreasonable or intolerable which are not remedied by the Company within sixty (60) days after notice thereof given by the Executive; and (B) such working conditions are not generally applicable to other executives or key managers of the Company.


         Cellomics, Inc. o 635 William Pitt Way o Pittsburgh, PA 15238
                   Phone: (412) 826-3600 o Fax: (412)826-3850

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                                CELLOMICS, INC.
                         RELOCATION ASSISTANCE SUMMARY

Our relocation assistance program is offered to minimize the expense and inconvenience of moving.

NEW HOME SEARCH:
----------------

o Professional assistance in identifying and finding housing in the area.

o Reimbursement of expenses up to seven days for employee and family.

o Reimbursement of reasonable and customary closing costs on the new home.

HOME SALE:
----------

o Reimbursement for customary broker's commission and seller's closing costs.

TEMPORARY LIVING:
-----------------

o Lodging and meals for employees for up to six months of starting new job before family is able to relocate.

TRAVEL TO AND FROM HOME:
------------------------

o During the temporary living period, travel to home state will be reimbursed.

TEMPORARY LIVING FOR FAMILY:
----------------------------

o Lodging and meals for employee and family if one must move out of old home before able to move into new home.

MOVEMENT OF HOUSEHOLD GOODS:
----------------------------

o Payment of cost associated with the shipment of normal household goods, including 1 car.

o Storage of up to 30 days.

TAX ALLOWANCE:
--------------

o Paid on employee's behalf by the company to offset the estimated tax liability of reimbursements made to employee.

GENERAL:
--------

o Payment of eligible relocation expenses is made through a reimbursement procedure.

o It is expected that relocation activity will be completed within one year of hire or transfer.


         Cellomics, Inc. o 635 William Pitt Way o Pittsburgh, PA 15238
                  Phone: (412) 826-3600 o Fax: (412) 826-3850